UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2006

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

P.O. Box 61588

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Alan B. Miller, the Chairman of the Board of Directors, Chief Executive Officer and President of Universal Health Services, Inc. (the “Company”) has agreed to provide a portion of funding for the construction of a new business school building for The Mason School of Business at The College of William and Mary, his alma mater. In recognition of his leadership and support, The College of William and Mary announced in March 2006 that the new business school building will be named for Mr. Miller.

On July 25, 2006, the Board of Directors of the Company (the “Board”), in honor of Mr. Miller, authorized the Company to fund a portion of Mr. Miller’s gift to The College of William and Mary in the aggregate amount of $5 million, payable in five annual installments commencing in 2006. It is likely that the Company’s contribution will be viewed as compensation to Mr. Miller for tax and accounting purposes. The Company anticipates that it will take a charge for the present value of the aggregate contribution amount in the third quarter of 2006 and that a deduction for income tax purposes will not be available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Description of Contribution Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Senior Vice President and Chief Financial Officer

Date: July 26, 2006

Exhibit Index

Exhibit No.	Exhibit
10.1	Description of Contribution Agreement.